Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 30, 2009 relating to the financial statements of Power Efficiency Corporation, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Sobel & Co., LLC
Certified Public Accountants

June 29, 2009
Livingston, New Jersey